                              [CHASE LETTERHEAD]

Chase Securities Inc.
Entertainment Industries Group
1800 Century Park East, Suite 400
Los Angeles, CA 90067
Tel 310-788-5600
Fax 310-788-5628

                              as of April 12, 1996

The Kushner-Locke Company
11601 Wilshire Boulevard
21st Floor
Los Angeles, CA 90025

Attention:  Donald Kushner

Dear Sirs:

     You have advised us that The Kushner-Locke Company (the "Company") requires a revolving credit facility in the amount of $40 million (the "Facility") the proceeds of which shall be used to (i) refinance existing bank debt of the Company, (ii) finance the Company's production, acquisition, distribution and exploitation of television product, feature films and video product and rights therein, and (iii) fund general working capital needs of the Company.

     We are pleased to advise you of the commitment of Chemical Bank (the "Bank") to act as agent for the Facility, to act as the issuing bank for letters of credit issued under the Facility and to provide $15 million of the Facility, subject to there being obtained from lenders (other than the Bank) commitments satisfactory to the Bank for the remaining $25 million of the Facility and further subject to the terms and conditions set forth or referred to herein and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     We are also pleased to advise you that Chase Securities Inc. ("CSI"; together with the Bank being collectively referred to herein as "Chase") has agreed to manage and structure the Facility and to arrange for the syndication of the Facility and in such capacity to work with you to organize a syndicate of lenders (together with the Bank being referred to as the "Lenders") to provide the portion of the Facility which is not committed by the Bank. As we have discussed with you however, there can be no assurance that such syndication efforts will be successful.

     You agree to actively assist Chase in achieving a syndication which is satisfactory to Chase. This will be accomplished by a variety of means, including (i) direct contact during the syndication between you, your officers and representatives and the proposed syndicate lenders, (ii) if deemed necessary by Chase, the active participation of the Company in the preparation of a syndication book satisfactory to Chase and (iii) if deemed necessary by Chase, participation in one or more bank meetings. To assist Chase in the syndication efforts, you agree promptly to provide, and to cause your advisors to provide, Chase and the Lenders upon request with all reasonable information deemed necessary by Chase to successfully complete the syndication, including but not limited to all information, projections and valuations prepared by you, your advisors, or on your behalf relating to the Company, and the transactions described herein.

     It is understood and agreed that the Bank will act as sole and exclusive agent for the Facility and that no additional agents or co-agents will be appointed unless agreed to by Chase and the Company. You also agree that to the extent any syndication prior to execution of definitive loan documentation results in commitments in excess of the full amount of the Facility, then Chase may reduce its commitment accordingly. It is understood and agreed that Chase will manage all aspects of the syndication, including decisions as to when Chase shall approach the Lenders, when Chase shall accept their commitments, and further including any naming rights, Lender selection and the final allocations of the commitments among the Lenders. It is understood that no proposed syndicate lender in the Facility will receive compensation from the Company outside of the terms contained herein in order to obtain its commitment to participate in this financing.

     As consideration for Chase's commitment hereunder and agreement to manage, structure and syndicate the Facility and Chase's work in connection with the syndication, you agree to pay to the Bank and CSI the fees and other consideration specified in that certain letter agreement dated the date hereof between the Bank and CSI on the one hand, and you on the other hand, concerning fees relating to the transaction contemplated hereby (the "Fee Letter"). Such fees and other consideration shall be payable as set forth in the Fee Letter and shall be paid in immediately available funds. Once paid, such fees and other consideration shall not be refundable under any circumstances.

     Chase's commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facility in form and substance satisfactory to it and the other Lenders. Chase's commitment hereunder is also subject to (x) there not having occurred and be continuing (and there being no likelihood, in the good faith judgment of Chase, of the occurrence of) a material disruption or a material adverse change in the financial or capital markets and (y) a material adverse change not occurring in the business, assets, property, condition, financial or otherwise, or prospects of the Company. The terms and conditions of Chase's commitment hereunder and of the Facility are not limited to the terms and conditions set forth herein and in the Term Sheet (such additional terms and conditions shall be in the nature of elaboration in documentation and consistent with transactions of this type). Those matters which are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase (it being understood that any terms and conditions reflecting such matters shall not be inconsistent with the terms and conditions set forth herein and in the Term Sheet).

     Chase has reviewed certain information about the Company which you have furnished to us. You agree promptly to provide Chase upon request with additional information deemed necessary by Chase, including but not limited to information prepared by you, your advisors, or on your or their behalf. If Chase's continuing review of materials about the Company discloses information, or Chase otherwise discovers information not previously disclosed to it, or any information previously disclosed to Chase proves to be inaccurate, any of which Chase believes has a materially adverse impact on the financial condition, operations, assets and prospects of the Company or presents material tax or litigation exposure to the Company, Chase may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Bank and the syndicate Lenders or withdraw its commitment hereunder.

     You hereby represent and covenant that, to the best of your knowledge,
(a) all written information and data (excluding financial projections) concerning the Company (the "Information"), which has been or is hereafter made available to Chase by you or on your behalf will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Company (the "Projections"), which are made available to Chase by you or on your behalf will, unless otherwise disclosed, be prepared in good faith based upon assumptions believed by management to be reasonable. If, subsequent to making any Information or Projections available to us, you become aware of any facts which would cause the foregoing representation to no longer be true, you will promptly so notify us. In extending its commitment relating to the Facility and arranging, structuring and working with you to syndicate the Facility, Chase will be using and relying on the Information and Projections without independent verification thereof.

     By executing this letter agreement, you agree (i) to indemnify and hold harmless each of Chase and the other Lenders and their respective officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of or in connection with this letter agreement, the Facility or the loans, the letters of credit or other extensions of credit under the Facility, the use of any proceeds of the loans, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing or the security given for the loans and the obligations under the letter of credit issued under the Facility or otherwise concerning the Company, whether or not any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; PROVIDED that the foregoing indemnification will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified party; and (ii) to reimburse Chase from time to time upon demand for all reasonable out-of-pocket expenses (including expenses of Chase's due diligence investigation, syndication expenses and fees and disbursements of counsel) incurred in connection with the Facility and the preparation of this letter agreement, the Term Sheet, the definitive documentation for the Facility and the security arrangements in connection therewith. The provisions contained in this paragraph shall remain in full force and effect whether or not definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment hereunder.

     The foregoing agreement shall be in addition to any rights that Chase or any other indemnified party may have at common law or otherwise, including, but not limited to, any right to contribution.

     If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs, then you shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and Chase, the other indemnified parties and any other applicable indemnified party, as the case may be, on the other hand, and also the relative fault of you and Chase, the other indemnified parties and any other applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

     You agree that this letter agreement is for your confidential use only and will not be disclosed by you to any person other than your attorneys, accountants, tax consultants and other advisors and as required by law or as compelled by legal process (and then only after giving Chase prior notice) and on a confidential basis, except that, following your acceptance and return hereof and of the Fee Letter, you may make public disclosure of the existence and amount of the Bank's commitment and Chase's undertakings hereunder and may file a copy of this commitment letter in any public record in which it is required by law to be filed and may make such other public disclosures of the terms and conditions hereof as you are required by law.

     This commitment letter shall not be assignable by you without the prior written consent of Chase, and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and Chase.

     In the event that the definitive documentation relating to the Facilities has not been executed on or before May 31, 1996, then this letter agreement and the commitment contained herein shall terminate, unless Chase shall, in its sole discretion, agree to an extension; provided that nothing herein shall limit any of your rights with respect to a breach by Chase of the commitment contained herein. Notwithstanding the foregoing, the reimbursement and indemnification provisions hereof shall survive any termination hereof.

     THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to Chase the enclosed duplicate original of this letter agreement, together with an accepted copy of the Fee Letter by 5 PM New York City time on April 15, 1996, at which time the Bank's commitment and Chase's other agreements hereunder will expire in the event Chase has not received all of the foregoing.

     Chase is pleased to have been given the opportunity to assist you in connection with the transactions contemplated herein.

                              Very truly yours,

                              CHEMICAL BANK


                              By    /s/  John J. Huber
                                 -----------------------------
                                   Name:
                                   Title:

                              CHASE SECURITIES INC.


                              By    /s/ Christa L. Thomas
                                 -----------------------------
                                  Name:  Christa L. Thomas
                                  Title:  Vice President

Accepted and agreed to
as of the date first written above:

THE KUSHNER-LOCKE COMPANY

By   /s/  Donald D. Kushner
  -----------------------------
     Name:
     Title:

                         SUMMARY OF TERMS AND CONDITIONS
                    OF PROPOSED REVOLVING CREDIT FACILITY FOR
                            THE KUSHNER-LOCKE COMPANY


     This Term Sheet sets forth the terms of the Revolving Credit Facility for The Kushner-Locke Company described in the commitment letter, dated as of April 12, 1996 (the "Commitment Letter"), to which this summary is attached. Capitalized terms used herein and not otherwise defined herein or in the Commitment Letter shall have the respective meanings given to such terms in
Schedule 2 attached hereto.

BORROWER:           The Kushner-Locke Company (the "Borrower" or "KLC").

FACILITY:           $40,000,000 three year secured revolving credit facility
                    (the "Facility"), a portion of which may from time to time at the option of the Borrower be designated as the "Special
                    Production Tranche" as described below.

AGENT:              Chemical Bank ("Chemical" or the "Agent").

LENDERS: The Agent and other financial institutions to be selected by Chemical and acceptable to the Borrower (collectively the "Lenders"). Initially Chemical will commit to provide $15,000,000 of the Facility. Chemical and its affiliate, Chase Securities Inc. will work with the Borrower to organize a syndicate of Lenders to provide the remainder of the Facility.

USE OF PROCEEDS:    (i) Refinance the current credit facility with Imperial
                    Bank; (ii) working capital; (iii) production of television product, feature films and video product; (iv) acquisition of rights to television product, feature films and video product; and (v) distribution of television product, feature films and video product.

LETTERS OF CREDIT:  The Facility may also be used by the Borrower to issue letters of credit. Such Letters of Credit will be issued by Chemical (in such capacity the "Issuing Bank") with each Lender taking a pro rata risk participation.

AVAILABILITY
PERIOD: Loans may be borrowed, repaid and reborrowed until three years after the date of execution of definitive credit documentation.

FINAL MATURITY:     Three years after the date of execution of definitive credit documentation.

GUARANTORS:         All direct and indirect subsidiaries of the Borrower (it
                    being understood that 50/50 joint ventures will not be considered subsidiaries for this purpose).

SECURITY:           Pledge of all stock of all Guarantors held directly or
                    indirectly by the Borrower.

                    Perfected first security interest (subject to certain existing liens and certain other permitted encumbrances) in all assets of the Borrower and the Guarantors, including but not limited to partnership and joint venture interests, all accounts, inventory and equipment.

                    Assignment for security of all copyrights including but not limited to all picture assets and pictures.

                    Assignment of (or a right of equivalent access under) all laboratory access letters or documents allowing permanent access to the physical elements of motion picture, video and television product.

                    Direct assignment to the Agent for the benefit of the Lenders of all proceeds payable to a Borrower other than (i) de MINIMIS amounts and (ii) proceeds of particular items of product which are assigned to third-party lenders pursuant to permitted production financing arrangements as contemplated below). The Borrower will create a system of lockboxes and collection accounts with the Agent and/or other Lenders so that all collections are paid directly to the Agent and applied periodically to pay down outstanding loans.

COMMITMENT FEE:     1/2 of 1% per annum on the unused portion of the Facility, payable quarterly in arrears. The Commitment Fee shall begin to accrue at closing.

INTEREST RATES:     1) Adjusted LIBO Rate plus 3% or Alternate Base Rate plus 2%
                    on that portion of the outstanding loans which are covered by Borrowing Base Tier 1; and, 2) Adjusted LIBO Rate plus 4% or Alternate Base Rate plus 3% on that portion, if any, of the outstanding loans supported by Borrowing Base Tier 2;
                    and, 3) Adjusted LIBO Rate plus 4% or Alternate Base Rate plus 3% on that portion, if any, of the outstanding loans made under the "Special Production Tranche" described below.

                    The Borrower may select interest periods of 1, 2 or 3 months (and 6 months if available and consented to by all Lenders) for Adjusted

                    LIBO Rate loans. No more than 8 LIBO Rate loans shall be outstanding at any one time.

                    In each case, calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (except that Alternate Base Rate Loans based on the Prime Rate shall be calculated based on a year of 365/366 days). Interest on Alternate Base Rate borrowings shall be paid quarterly in arrears. Interest on Adjusted LIBO Rate borrowings shall be payable at the end of each Interest Period, and every three months for Interest Periods in excess of three months duration.

                    Alternate Base Rate is the highest of the Agent's Prime Rate, the Base CD Rate plus 1%, and the Federal Funds Effective Rate Plus 1/2 of 1%.

                    Adjusted LIBO Rate will include statutory reserves at all times.

FACILITY FEE:       At closing a one-time fee shall be paid to each of the
                    Lenders (including Chemical) in consideration of its commitment to participate in the Facility in an amount equal to 2% of its final allocated commitment.

LETTER OF
CREDIT FEES:        The Agent shall receive for the benefit of the Lenders a fee computed at a rate per annum equal to the applicable margin for Adjusted LIBO Rate loans (calculated in the same manner as interest) of the face amount of each letter of credit issued and in addition the Issuing Bank shall receive a fee of 1/8 of 1% per annum of the face amount for each letter of credit issued.

                    The Issuing Bank shall also receive its customary drawing, issuance and other charges from time to time in effect.

COST AND YIELD
PROTECTION:         The usual, including, without limitation, in respect of
                    prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, reserves without proration or offset and other similar provisions typically found in credit facilities of this type.

BORROWING BASE :    The total of loans and letters of credit outstanding under the Facility plus the Completion Reserve must at all times be less than or equal to the amount of the Borrowing Base computed in accordance with Schedule 1 hereto.

BORROWING BASE
CERTIFICATE:        Borrowing Base Certificate (the "Certificate"), in form
                    satisfactory to the Agent, will be presented on the 25th day of each month showing the calculation of the Borrowing Base as of the end of the preceding month. The amount of outstanding borrowings allowed at any one time under the Facility will be reset upon the presentation of each Certificate. Failure to present the Certificate within ten
                    (10) business days of the due date will result in an Event of Default if there are any outstanding borrowings and no loans need be made if the Borrower is in default of this provision. At the time of each borrowing (which shall be no more frequent than once per week), the Chairman, Vice-Chairman, President, Vice President-Finance, Controller or Chief Operating Officer of the Borrower will certify to the best of his or her knowledge that the amount of the Borrowing Base remains sufficient to comply with the Borrowing Base formula set forth above.

MANDATORY
PREPAYMENT:         If at any time the sum of the aggregate amount of loans and letters of credit then outstanding plus the Completion
                    Reserve exceeds the lesser of (i) the Borrowing Base and
                    (ii) the Commitment, then the Borrower shall immediately repay loans to the extent necessary to eliminate such excess.

VOLUNTARY
PREPAYMENT:         All or any portion of the outstanding loans may be prepaid at any time in whole or in part at the Borrower's option, subject to payment of breakage costs for Adjusted LIBO Rate
                    Loans.

KEY MAN LIFE
INSURANCE:          Key Man life insurance policies in the amount of $5,000,000 each on Donald Kushner and Peter Locke shall be assigned to the Agent as collateral.

SPECIAL
PRODUCTION
TRANCHE: The Borrower may fund up to six (6) theatrical motion picture projects (with a "project" consisting of one or more motion pictures which are financed and sold as a package) per year having a maximum Production Exposure of no more than $20,000,000 per project (but of which no more than two
                    (2) projects per year may
                    have a Production Exposure of more than $7,500,000), using loans under a Special Production Tranche within the Facility. Only Pictures funded under the Special
                    Production Tranche may have an Unsold Territory Credit included in the Borrowing Base. If the Borrower wishes to fund a Picture using loans under the Special
                    Production Tranche then in addition to complying with all other applicable provisions of the Credit Agreement, the Borrower shall (i) deliver a sources and uses statement demonstrating to the satisfaction of the Agent that at least 45% of the budget of such Picture will be covered by a minimum guaranty under an acceptable domestic distribution arrangement and no more than 17% of the budget is to be funded from loans which are supported by the Unsold Territory Credit for such Picture, and (ii) if such sources and uses statement shows that any portion of the budget for such Picture is to be funded from loans which are supported by the Unsold Territory Credit for such Picture, also deliver to the Agent satisfactory evidence that (a) foreign presales have been concluded covering at least 19% of the budget and (b) the Borrower has concluded presales for at least two (2) of the territories listed in the definition of Estimated Value
                    (at least one (1) of which shall be either France, Germany, Italy, Japan or the United Kingdom). Upon satisfaction of the foregoing conditions, a portion of the Commitment equal to the Strike Price for such Picture (reduced by amounts already expended or to be cash flowed by an acceptable third party) will be segregated and designated as the Special Production Tranche for such Picture. Such allocated portion of the Special
                    Production Tranche will thereafter be available solely to fund production of such Picture and will not be available for any other purpose until the Picture has been Completed and all costs of production paid or provided for. All loans under a Special Production Tranche shall be dispersed directly into the production account for such Picture.

DOCUMENTATION:      The usual for facilities and transactions of this type and which shall be acceptable to the Agent and its counsel.

REPRESENTATIONS
AND WARRANTIES:     Usual for facilities and transactions of this type and
                    others, including but not limited to corporate existence, good standing, authorization, financial statements, title to assets, ownership of stock, no material adverse change, litigation, no violation of agreements or instruments, compliance with law, taxes, accuracy of information.

CONDITIONS
PRECEDENT:          Usual for facilities and transactions of this type, those
                    specified below and others to be specified by the Agent, including but not limited to borrowing certificates, legal opinions, receipt of valid security interests as contemplated hereby, accuracy of representations and warranties, absence of defaults, evidence of authority, government approvals, compliance with laws, absence of material adverse change in business, assets, property, conditions, financial or otherwise, or prospects (except general economic conditions) of the Borrower and payment of fees.

                    The commitment of Chemical is subject to the Borrower obtaining commitments for at least $25,000,000 from the Lenders (other than Chemical).

                    The Agent shall have received and be satisfied with the terms and provisions of (i) the Borrower's standard forms of distribution agreement and all significant existing distribution agreements which are not on such standard form, and (ii) all joint venture or partnership agreements to which the Borrower or any subsidiary is a party.

                    The Agent shall have received duly executed laboratory access letters or laboratory pledgeholder agreements, whichever is appropriate, covering all pictures and picture property.

                    The existing credit agreement with Imperial Bank as Agent shall have been terminated and all related security interests released (or, at the Agent's option, assigned to the Agent as an amendment and restatement of the existing facility).

                    The Agent shall have received and be satisfied with the terms of any production loan agreement with a Subsidiary of the Borrower which is not to be paid off at closing, and each such production lender shall have entered into such intercreditor agreement as the Agent may require.

                    The Agent shall have received and be satisfied with the latest available respective audited and unaudited balance sheets and the related statements of earnings, cash flow and stockholders' equity of the Borrower and subsidiaries. The Agent shall have also received updated income, cash flow and borrowing base projections covering at least 2 years which indicate, to the satisfaction of the Agent, that the Borrowing Base availability will meet the Borrower's working capital needs.

                    Delivery of a schedule of all titles owned by the Borrower along with the copyright registration number to the Agent.

                    Delivery of a schedule of all physical materials and their locations to the Agent.

                    Verification that no litigation, inquiry, injunction or restraining order shall be pending, entered or threatened which could reasonably be expected to have a material adverse effect on (i) the business, assets, operations, condition, or prospects of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower and Subsidiaries to perform their obligations under the credit agreement; or (iii) the rights and remedies of the Lenders.

                    All filings and other actions required to perfect the security interest of the Lenders shall have occurred.

                    The Lenders shall have received the favorable results of a recent lien search.

                    The Lenders shall have received satisfactory legal opinions.

                    The Borrower and Subsidiaries shall be in pro-forma compliance with all covenants as evidence by a pro-forma compliance report, dated at closing or on the date on which the most recent data was available.

                    The satisfactory completion of due diligence relating to management, corporate structure, business agreements, business plan, contingent liabilities, and cash management, and any other matters deemed appropriate by the Agent.

                    Delivery of all Borrowing Base documents required in
                    Schedule 1 Borrowing Base.

                    Delivery of all organic documents of the Borrower and Guarantors.

                    Certificates of insurance listing Agent as loss payee.

                    Executed copies of the credit agreement.

                    Delivery of all key agreements including but not limited to all debt instruments, guarantees and employment agreements.

                    Neither Donald Kushner nor Peter Locke shall have reduced their stock ownership since the most recent Proxy Statement.

AFFIRMATIVE
COVENANTS:          Usual for facilities and transactions of this type, those
                    specified below and others to be specified by the Agent, including but not limited to maintenance of corporate existence and rights, performance of obligations, notices of defaults, litigation and material adverse changes, compliance with laws, inspection of books and properties, compliance with ERISA, financial statements, further assurances and payments of taxes and indebtedness.

                    Maintain insurance (errors and omission, cast, etc.) within or greater than industry standards.

                    Maintain security filings, copyright filings, laboratory access letters and other documentation necessary to perfect the Agent's position with respect to the collateral.

                    Furnish to the Lenders within 60 days after the close of each of the first three fiscal quarterly periods of each fiscal year, quarterly consolidated financial statements for the Borrower and its subsidiaries, together with a compliance certificate (including supporting schedules) of the Chairman, Vice-Chairman, President, Vice President-Finance, Controller or Chief Operating Officer of the Borrower.

                    Furnish to the Lenders within 95 days after fiscal year end, annual consolidated financial statements for the Borrower and its subsidiaries, audited by KPMG Peat Marwick LLP or another independent public accountant acceptable to the Lenders, along with an auditor's report regarding such financial statements, the scope of the audit, the presence or absence of an Event of Default and compliance with certain financial covenants. The Borrower shall also deliver a compliance certificate of its Chairman, Vice-Chairman, President, Vice President-Finance, Controller or Chief Operating Officer.

                    Deliver within 60 days of the end of each fiscal quarter (95 days in the case of fiscal year end), updated cash flow projections for the ensuing four quarters on a quarterly basis, in the same format previously provided, demonstrating that sufficient cash will be available from operations, borrowings under the Facility and amounts committed to be funded by third-parties approved by the Agent as and when needed to fund all reasonably anticipated cash requirements.

                    Deliver within 120 days after the end of each fiscal year updated income projections in the same format previously provided.

                    Deliver to the Lenders copies of all filings and other reports filed by the Borrower with the Securities and Exchange Commission and all such other information as may be requested from time to time.

                    Permit the Agent or its designee to spot audit the Borrower's internal records. The Borrower will give the Agent notice of, and access to results of, all audits conducted by the Borrower of third party licensees, partnerships and joint ventures. The Borrower will also exercise their audit rights of any third party licensee, partnership or joint venture upon the reasonable request of the Agent; provided, however, that if the Borrower shall object to such audit, the audit shall not be undertaken and the receivables in the Borrowing Base associated with respect to such picture from such third party licensee, partnership or joint venture shall be eliminated from the Borrowing Base.

NEGATIVE
COVENANTS:          Usual for facilities and transactions of this type and
                    others to be specified by the Agent, including but not limited to limitations on sale and leaseback, selling receivables, transactions with affiliates, ERISA violations and further covenants that the Borrower and the Guarantors will not:

                    Create, incur, assume or suffer to exist any indebtedness of the Borrower, the Guarantors, or any partnership or joint venture in which the Borrower or a Guarantor is a general partner, EXCEPT (i) indebtedness under the Facility, (ii) trade payables incurred in the ordinary course of business and payable within 90 days (or such longer terms as may be customary in the industry), (iii) liabilities relating to profit participations, deferments and guild residuals in connection with the production of Pictures, (iv) indebtedness subordinated to the loans on terms and conditions acceptable to the Required Lenders, including the outstanding Convertible

                    Subordinated Debentures of the Borrower, (v) unsecured liabilities for acquisitions of rights or product in the ordinary course of business, which are not otherwise prohibited hereunder, (vi) purchase money indebtedness not to exceed $500,000 at any one time outstanding, (vi) certain existing indebtedness acceptable to the Lenders and (vii) indebtedness in respect of single picture production financing incurred by special purpose production affiliates which is non-recourse to any Borrower or other Guarantor except to the extent of a negative pick-up arrangement or short-fall guarantee meeting criteria to be set forth in the final loan documentation in an amount not exceeding $7,500,000 at any one time outstanding. The final documentation will also make clear that if a third-party distributor "cash-flows" a Picture by making NON-REFUNDABLE advances to a Borrower, no indebtedness is created and therefore such arrangements would not violate this covenant.

                    Create, incur or assume combined lease expense (but specifically excluding amounts included in the Budgeted Negative Cost of a Picture) for any twelve consecutive months in excess of $1,000,000.

                    Make or incur on a combined basis any obligation to make capital expenditures (but specifically excluding amounts included in the Budgeted Negative Cost of a Picture) for any twelve consecutive months in excess of $500,000.

                    Enter into any transaction with any of its Affiliates that is not fair to the Borrower or such Corporate Guarantor or that is on terms less favorable than if such transaction were at arms' length.

                    Create, incur, assume or cause to exist any lien upon any asset or revenue stream, EXCEPT (i) liens pursuant to written security agreements required by collective bargaining agreements with guilds on terms satisfactory to the Agent, (ii) liens to secure distribution, exhibition and/or exploitation rights of licensees pursuant to license agreements on terms satisfactory to the Agent, (iii) deposits under worker's compensation, unemployment insurance and Social Security laws or to secure statutory obligations or bonds incurred in the ordinary course of business, (iv) liens pursuant to the Facility, (v) specified existing liens, (vi) liens in favor of laboratories, post production houses, etc. to secure trade payables in the ordinary course of business, (vii) customary liens in favor of completion guarantors in connection with completion bonds and (viii) other customary exceptions to be agreed.

                    Provide any guarantee, either directly or indirectly, EXCEPT negative pickup agreements and minimum guarantees to acquire product in the ordinary course of business to the extent otherwise permitted hereunder.

                    Pay, declare or become obligated to pay dividends or distributions; redeem, purchase or otherwise acquire or make any other payment in respect of any subordinated debt, stock, option, warrant or other equity interest; provided however that the Borrower may pay interest and certain mandatory prepayments to be specified on subordinated debt if no Default would be continuing after giving effect to each payment.

                    Permit development costs (which neither have been sold, written off nor allocated to a picture for which active preproduction has commenced) to exceed $3,000,000 in the aggregate or $500,000 for any individual project.

                    Create, make or incur any investment, loan or advance EXCEPT
                    (i) in the case of product acquisitions in which case the Borrower may make advances toward the purchase prior to the delivery of the product provided that the aggregate amount of such advances (net of related presales) for all product may not exceed $3,500,000; or (ii) in the case of an advance against the purchase of rights approved by the Agent made to a special purpose production company in which the Lenders have a first priority security interest in all assets of the production company and the advances shall be limited to the amount covered by a completion bond, in form and substance satisfactory to the Agent, in which the Agent is the beneficiary; (iii) purchase of (x) U.S. Government obligations maturing within one year, (y) time deposits, certificates of deposit, acceptances or prime commercial paper or repurchase obligations of the above from a bank having a short term deposit rating of A-2 or P-2 or higher or, and (z) commercial paper with a rating of A-1, A-2, P-1 or P-2 maturing within 12 months, (iv) inter-company advances among the Borrower and its Subsidiaries (provided that advances to less-than-wholly-owned Subsidiaries shall be subject to such limitations as may be negotiated in final documentation), (v) scheduled investments as of the Closing Date, (vi) nominal payments to reacquire "Captive" production companies after project loans are repaid and pictures have been delivered, and (vii) loans and advances to officers and employees of the Borrower of not more than $250,000 in the aggregate at any one time outstanding.

                    Wind up, liquidate or dissolve its affairs or consolidate with or merge into any entity, or sell or otherwise dispose of all or substantially all of its property, stock or assets (other than permitted transactions between the Borrower and its Subsidiaries).

                    The Borrower and the Guarantors will not engage in any business activities other than production and exploitation of theatrical motion pictures, television programs, infomercials and videos and rights therein (e.g. music publishing, soundtrack album, merchandising, publishing, live-action or animated television spin-offs and other exploitation of ancillary rights); provided that the Borrower shall not engage in the domestic distribution of theatrical motion pictures directly to exhibitors, except for the limited release of certain specialty films or "HBO Premieres".

                    Permit Consolidated Capital Base at the end of any quarter to be less than the sum of $33,000,000 plus 100% of net new equity invested and 50% of net earnings, if any, for each fiscal year ending after September 30, 1995 and prior to the date as of which compliance is being determined.

                    Incur initial Print and Advertising Expenditures through the theatrical opening for any picture in excess of $500,000 for any picture.

                    Permit aggregate allocated and unallocated overhead expenses to exceed $8,500,000 in fiscal 1996, $9,000,000 in fiscal
                    1997, $9,500,000 in fiscal 1998 and $10,000,000 in fiscal
                    1999.

                    Permit the ratio of Total Unsubordinated Liabilities (including negative-pickup and similar obligations) to Consolidated Capital Base to be greater than 2 to 1 at any time.

                    Permit the ratio of EBIT to total interest expense (including interest on Subordinated Debt) to be less than 2 to 1 for any rolling four quarter period, commencing with the four quarter period ending June 30, 1996.

                    Permit "Projected Liquidity" to be less than $2,000,000 for any 12 month period beginning on the first day of each fiscal quarter, but projected on a month-by-month basis. "Projected
                    Liquidity" means for any period, the amount by which (x) the sum of unrestricted cash on hand and unused availability under the Facility at the beginning of each month during such period plus cash receipts reasonably expected to be received during each month of such period exceeds (y) projected cash disbursements for each month during such period, including without limitation, cash expenditures to complete or acquire product and net loan repayments.

                    No modification or termination of key employment agreements, subordinated debt indentures, or other key agreements without prior approval of the Required Lenders.

ADDITIONAL
COVENANTS
REGARDING PRODUCT:  With respect to each Picture for which any Borrower is the producer or has a financial interest which is subject to a completion risk, other than (i) any television series with a pattern budget of $750,000 per episode or less, (i) any single made-for-television movie of two hours or less having a budget of $3,500,000 or less, and (iii) any television mini-series with a budget of $7,500,000 or less, deliver to the Agent not later than (a) five (5) days prior to the commencement of principal photography of a picture produced by the Borrower or a Guarantor or for which the Borrower or a Guarantor has a financial interest which is subject to completion risk (i.e. payment by the Borrower is not conditioned upon delivery) and (b) five (5) days prior to payment of the acquisition cost for a negative pick-up, each of the following to the extent applicable (it being understood that for purposes of subparagraph (b), clauses
                    (vi) and (vii) shall not be applicable), (i) the budget for such picture, (ii) a list of all agreements executed in connection with such picture which provide for deferments or participations along with copies of such agreements as the Lenders may reasonably request, (iii) certificates or binders of insurance for such picture, (iv) chain of title documents for the underlying literary properties for such picture, (v) copyright assignments and laboratory pledgeholder agreements for such picture, (vi) a schedule of sources and uses demonstrating in detail the sources and uses of all cash necessary to complete and deliver the picture, and (vii) a completion guaranty with respect to such picture from an approved completion guarantor in Agent's customary form or otherwise in form and substance satisfactory to the Agent naming the Agent for the benefit of the Lenders as a beneficiary thereof to the extent of the Borrower's financial interest in such picture. International Film Guarantors L.P./Firemans
                    Fund, Cinema Completions International, Inc./Continental Casualty Company and The Motion Picture Bond Co. are pre-approved as completion guarantors. Film Finances
                    Inc. is also pre-approved but only for Pictures with a Budget of $7,500,000 or less.

                    The Borrower will not begin production on any product unless there are Eligible Receivables associated with such product in an amount equal to at least 40% of the production budget, unless the budget of the product is less than $1,000,000.

                    Borrower will not permit the ratio of (i) Eligible Receivables plus non-refundable collections on acquired product to (ii) the purchase price of the acquired product to fall below 50% for all product acquired in the preceding 12 months, computed on an aggregate rolling four quarters basis.

                    Produce any Picture with a Production Exposure in excess of $7,500,000 (except for Pictures funded under the Special Production Tranche) without Agent approval, or enter into any agreement obligating the Borrower to pay a minimum guarantee of more than $3,500,000 for any Picture produced by a third party without Agent approval.

                    Borrower will not acquire rights in product which is not in its first cycle with the exception of permitted library acquisitions not to exceed $500,000 per year.

                    Production and acquisition deficits (net of pre-sale guarantees payable within 1 year after delivery) will not exceed: $6,000,000 in the aggregate at any time (i) for all television series in production or acquired, which shall not exceed $150,000 for any single episode of any television series or $300,000 for a pilot for a television series; and
                    (ii) for all single television movies or mini-series in production or acquired, which shall not exceed $600,000 for any single such item of product of two hours or less and $1,200,000 for any longer movie or miniseries.

EVENTS OF DEFAULT:  Usual for transactions and facilities of this type and others to be specified by the Agent, including but not limited to nonpayment of principal or interest when due, violation of covenants, falsity of representations and warranties in any material respect, cross-default, cross-acceleration, bankruptcy, material judgments,

                    ERISA, actual or asserted (by a Guarantor or any subsidiary) invalidity of security documents and security interests, Change of Control and Change in Management. For purposes hereof (i) "Change in Control" shall mean either (x) any Person or group acquiring ownership or control of capital stock of the Borrower having voting power greater than the voting power at the time controlled by Donald Kushner and Peter Locke combined (other than an institutional investor eligible to report its holdings on Schedule 13G which holds no more than 15% of such voting power) or (y) at any time individuals who at the date hereof constituted the Board of Directors of the Borrower (together with any Directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the Directors still in office who were either Directors at the date hereof or whose election or nomination for election was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of the Borrower then in office, and (ii) "Change in Management" shall mean that someone other than Donald Kushner or Peter Locke shall be the Chief Executive Officer of the Borrower.

ASSIGNMENTS AND
PARTICIPATIONS:     Lenders will be permitted without the consent of the
                    Borrower to participate and assign all or a part of their interest under the Facility to Eligible Assignees.

                    Voting rights of participants will be limited to changes in amount, collateral provisions relating to release of all or substantially all of the collateral, rate, fees and maturity date. Participants will receive cost and yield protection (limited to the cost and yield protection available to the Lenders). Any assignment will be by novation and will be subject to the approval of the Agent. Assignees will assume all the rights and obligations of the assignor Lender. Each assignment will be subject to the payment of a service fee by the assigning Lender to the Agent.

EXPENSES AND
INDEMNIFICATION:    All reasonable costs and expenses of the Agent (including
                    the reasonable fees and disbursements of the Agent's counsel and accountants) associated with (i) the preparation, amendment, servicing and waiver of the loan agreement and the other loan documents, (ii) any litigation or other proceedings relating to the collateral, the loan agreement or the other loan documents or the

                    Borrower's affairs, (iii) the enforcement of any rights of the Lenders or any participant against the Borrower or any other person obligated to the Lenders pursuant hereto, or (iv) any attempt to audit, inspect, protect or sell the collateral, are to be paid by the Borrower.

                    Borrower will indemnify each of the Agent and each Lender and hold it harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities relating to or arising in connection with any enforcement of the loan agreement and any investigative, administrative or judicial proceeding (regardless of whether the Agent or such Lender is a party thereto) arising out of the proposed transactions, including the financing contemplated hereby or any transactions connected therewith, provided that the Agent or a Lender will not be indemnified for losses resulting solely from its gross negligence or willful misconduct.

MISCELLANEOUS:      New York law to govern.

                    Waiver of trial by jury.

                    All completion guarantors shall be approved by the Agent.

                    Consent to jurisdiction of state and federal courts located in New York City.

                                                                      Schedule 1
                                 BORROWING BASE
BORROWING BASE CALCULATION

     The Borrowing Base shall be equal to the sum, without double-counting, of:

          TIER 1:

          a.   90% of Eligible L/C Receivables; PLUS
          b.   90% of Eligible Receivables from Major Domestic Account Debtors;
               PLUS
          c.   85% of Eligible Receivables from Major Foreign Account Debtors;
               PLUS
          d. 85% of Eligible Receivables from Acceptable Domestic Account Debtors; PLUS
          e. 80% of Eligible Receivables from Country List A Acceptable Foreign Account Debtors; PLUS
          f. 50% of Eligible Receivables from Country List B Acceptable Foreign Account Debtors; PLUS
          g. a percentage of Pay-Per-View Estimates to be negotiated in final documentation;

          Tier 1 Restrictions: The amount of the Borrowing Base credit attributable to Eligible Receivables from each Approved Account Debtor shall not exceed the Allowable Amount which, unless specified differently on Schedule 4, shall be $2,500,000 for each Major Foreign Account Debtor and $500,000 for each Acceptable Foreign Account Debtor and for each Acceptable Domestic Account Debtor.

          PLUS

          TIER 2:
          15% of Eligible Library Amount;
          Tier 2 Restrictions: The amount of the Borrowing Base credit attributable to Tier 2 shall be limited to $7,500,000.

          PLUS

          TIER 3:

          a. 100% of Eligible Receivables from Disney, Fox, Viacom/Paramount, Sony, Turner, Universal or Warner Bros. which cover at least 50% of the budget of a Picture being funded under the Special Production Tranche; plus
          b. 50% of the Unsold Territory Credit for each Picture being funded under the Special Production Tranche.

          Tier 3 Restrictions: Tier 3 is a special tier which will only be available to support loans made under the Special Production Tranche.

          MINUS

          to the extent not already deducted in computing the foregoing, all amounts payable to third parties from or with regard to the amounts otherwise included in the Borrowing Base pursuant to Tiers 1, 2 and 3 above, including without limitation remaining acquisition payments, set offs, profit participations, deferments, residuals, commissions and royalties.

The Borrowing Base credit attributable to any single obligor shall never exceed 25% of the total Borrowing Base. Items which the Borrower is permitted to include in Tier 3 but which are not needed to support loans under the Special Production Tranche may instead be included by the Borrower in Tier 1 or Tier 2 to the extent otherwise satisfying all applicable criteria.

     The Major Domestic Account Debtors, Major Foreign Account Debtors, Acceptable Domestic Account Debtors, and Acceptable Foreign Account Debtors shall initially be as specified on schedules annexed to the Credit Agreement; provided, however, that (i) the Agent may from time to time by written notice to the Borrower (which notice shall be prospective, i.e. to the extent that giving effect to such notice would otherwise result in a mandatory prepayment by the Borrower, such notice shall not be given effect for purposes of such mandatory prepayment, but shall nevertheless be effective for all other purposes under this Agreement immediately upon the Borrower's receipt of such notice), delete any Person from such schedules of Approved Account Debtors or move a Person to a category of Approved Account Debtor having a lower advance rate, in each case as the Agent, acting in good faith, may at its discretion deem appropriate or (ii) the Required Lenders may by giving written notice to the Borrower, add an Approved Account Debtor or move an Approved Account Debtor to a category having a higher advance rate, in each case as they may in their discretion deem appropriate.

     BORROWING
     BASE
     CONDITIONS
     PRECEDENT:     The following items must be delivered to the Agent, in form and substance acceptable to the Agent, in order for any receivable to be considered eligible to be included in the Borrowing Base:

                    a. Copy of the executed distribution agreement for all Eligible Accounts Receivable in excess of $100,000 or which are requested by the Agent
                    b. Summary checklist demonstrating the eligibility of the receivable, showing a summary of the terms and conditions, and the calculation for any possible deductions (residuals, participations, etc.)
                         for all Eligible Accounts

                         Receivable in excess of $100,000 or which are requested by the Agent
                    c. To the extent not already delivered, and to the extent requested by the Agent, copyright registration for the distribution rights, chain of title documents, acceptable insurance, and security filings

                    Additionally, for uncompleted product the Borrower must be in compliance with the covenants listed above under "Additional Covenants Regarding Product".

                                                                      Schedule 2
                               CERTAIN DEFINITIONS

          "ACCEPTABLE L/C" shall mean an irrevocable letter of credit in form and on terms acceptable to the Agent, payable in Dollars in New York City and issued or confirmed by any Bank or any domestic commercial bank (or domestic branch of a foreign commercial bank) of recognized standing having capital and surplus in excess of $250,000,000 or by any other bank which the Agent may in its discretion determine to be of acceptable credit quality.

          "AFFILIATE" shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

          "AFFILIATED GROUP" shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

          "ALLOWABLE AMOUNT" shall mean, with respect to any Person or Affiliated Group, such amount as may be specified on Schedule 4 hereto as the maximum aggregate exposure for an Approved Account Debtor, PROVIDED, HOWEVER, that (i) the Agent may from time to time by written notice to the Borrower (which notice shall be prospective only, i.e. to the extent that reducing such Allowable Amount for any Approved Account Debtor would otherwise result in a mandatory prepayment by the Borrower such reduction shall not be given effect for purposes of such mandatory prepayment, but such reduction shall nevertheless be effective for all other purposes under this Agreement immediately upon the Borrower's receipt of such notice), decrease such amount as the Agent, acting in good faith, may in its discretion deem appropriate or
(ii) the Required Lenders may, by written notice to the Borrower, increase such amount as they may in their discretion deem appropriate.

          "APPROVED ACCOUNT DEBTORS" shall mean in aggregate Major Domestic Account Debtors, Major Foreign Account Debtors, Acceptable Domestic Account Debtors, and Acceptable Foreign Account Debtors.

          "APPROVED COUNTRY" shall refer to countries, as determined from time to time in the sole and absolute discretion of the Agent, acting in good faith which have an acceptable risk profile as measured by political and economic stability; and, which are segregated by country risk as set forth in Schedule 3.

          "BUDGETED NEGATIVE COST" shall mean, with respect to any Picture, the amount of the cash budget (stated in Dollars) for such Picture including all costs customarily included in connection with the acquisition of all underlying literary and musical rights with respect to such Picture and in connection with the preparation, production and completion of such Picture including costs of materials, equipment, physical properties, personnel and services utilized in connection with such Picture, both "above-the-line" and "below-the-line", any completion bond fee, and all other items customarily included in negative costs, but excluding production fees and overhead charges payable to a Borrower or Guarantor, finance charges and interest expense.

          "CLOSING DATE" shall mean the date on which all conditions precedent to the making of the initial loans have been satisfied or waived.

          "CONSOLIDATED CAPITAL BASE" shall mean the sum of (i) Stockholders' Equity and (ii) Subordinated Debt MINUS (x) the aggregate book value of all items of product with a negative cost of more than $1,500,000 which remain unreleased more than 12 months after Completion.

          "COMPLETED" and "COMPLETION" shall mean with respect to any Picture, that (A) either (i) sufficient elements have been delivered by a Borrower to, and accepted by, a Person (other than a Borrower or an Affiliate thereof) to permit such Person to exhibit the Picture theatrically in the United States or (ii) a Borrower has certified to the Agent that an independent laboratory has in its possession a complete final 35 mm composite positive print or video master of the Picture as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for theatrical exhibition and distribution, provided that if such certification shall not be verified to the Agent by such independent laboratory within 20 Business Days thereafter, such Picture shall revert to being uncompleted until the Agent receives such verification, and (B) if such Picture was acquired from a third party, the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event (other than the payment of money not yet due) the occurrence of which might result in the Borrower losing any of its rights in such Picture.

          "COMPLETION RESERVE" shall mean the portion of the Borrowing Base that has been reserved for Completion of uncompleted product (including without limitation, the payment of the entire acquisition price or minimum advance for any Picture acquired from a third party) for which receivables have been included in the Borrowing Base. The Completion Reserve shall be calculated by subtracting the aggregate amounts applied to the strike prices of self-produced product and acquisition prices and/or minimum guarantees for acquired product from the aggregate strike prices acquisition prices and minimum guarantees for such product.

          "ELIGIBLE L/C RECEIVABLE" shall have the same definition as an Eligible Receivable with the additional provision that an Acceptable L/C be delivered to the Agent for the full amount of the receivable but need not be with an Approved Account Debtor.

          "ELIGIBLE LIBRARY AMOUNT" shall be equal to the Borrower's share (net of participations) of the sum of (i) the book value of film costs as measured on a GAAP basis, minus; (ii) the book value of film costs for product which is encumbered by liens other than those of this facility and certain other permitted liens arising in the ordinary course of production, minus; (iii) the book value of film costs for product which is not completed, minus;

(iv) off-balance sheet receivables on Completed product which are included in Tier 1, minus (v) production advances and deferred income to the extent not already deducted.

     "ELIGIBLE RECEIVABLES" shall mean, at any date at which the amount thereof is to be determined, an amount equal to the sum of the present values (discounted, in the case of amounts which are not due and payable within 12 months following the date of determination, on a quarterly basis by a rate of interest equal to the interest rate in effect on the notes on the date of the computation) of (a) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to the Borrower or a Guarantor either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Borrower to be payable and collected from Approved Account Debtors (including, without limitation, amounts which a distributor has reported to a Borrower or Guarantor in writing (and such report has been forwarded to the Agent) will be paid to such Borrower or Guarantor following receipt by the distributor of sums contractually obligated to be paid to the distributor from their parties) minus (b) the sum of (i) the following items (based on the Borrower's then best estimates): third party profit participations, residuals, collection/distribution expenses, commissions, home video costs, foreign withholding, remittance and similar taxes chargeable in respect of such accounts receivable, and any other projected expenses of the Borrower or Guarantor arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment by the Borrower or any Guarantor or adjustment pursuant to approved distribution agreements, but Eligible Receivables shall not include amounts which:

          a. in the aggregate due from a single Approved Account Debtor are in excess of the Allowable Amount with respect to such Approved Account Debtor;

          b. in the reasonable discretion of the Agent, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the Borrower or any other party or obligations contingent upon future events not within a Borrower's direct control);

          c.   to the extent such receivables are more than 90 days past due;

          d. are theatrical receivables which are due from any obligor in connection with the theatrical exhibition, distribution or exploitation of a Picture that is still outstanding six months after its creation;

          e. are in excess of $3,000,000 in the aggregate if they are to be paid in a currency other than United States Dollars unless hedged in a manner satisfactory to the Agent;

          f.   have been included in a Borrower's estimated bad debts;

          g. any receivable amount (other than the amounts that are being disputed or contested in good faith) from any obligor which has 10% or more of the total receivable amount from such obligor 120 or more days past due;

          h. for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; PROVIDED, HOWEVER, that only the amount in question shall be excluded from such receivable;

          i. are attributable to a Picture in which the Borrower cannot warrant sufficient title to the underlying rights to justify such receivable;

          j. the Agent (for the benefit of the Lenders) does not have a first perfected security interest under the Uniform Commercial Code;

          k. are determined by the Agent in its sole discretion, acting in good faith, upon written notice from the Agent to the Borrower and effective 10 days subsequent to the Borrower receipt of such notice, to be unacceptable (it being understood that certain unacceptable receivables may be made acceptable and may be included in the Borrowing Base if secured by an Acceptable L/C);

          l. relate to Pictures as to which the Agent has not received a fully executed laboratory access letter or a pledgeholder agreement for each laboratory holding physical elements sufficient to fully exploit the rights held by the Borrower in such Picture;

          m. will be subject to repayment to the extent not earned by performance;

          n. are attributable to Pictures which have not been Completed which with respect to any particular Picture exceeds the amount covered by the related completion guarantee, if a guarantee was required (except that if a letter of credit is issued pursuant to the Facility in order to support the Borrower's minimum payment obligation to acquire distribution rights in a Picture, amounts attributable to such rights may be treated as Eligible Receivables (even though the Picture has not yet been Completed) but only if (A) proof of Completion of the Picture must be presented in order to draw under the letter of credit,
          (B) the portion of the Borrowing Base attributable to such Eligible Receivables for any Picture does not exceed the amount of such letter of credit for such Picture, and (C) such amounts otherwise meet all of the applicable criteria for inclusion as Eligible Receivables); or

          o. will not become due and payable until 6 months or more after the scheduled final maturity of the Facility.

          In the event the Agent notifies the Borrower that the Agent has determined that a Person or Affiliated Group is to be deleted as an Approved Account Debtor, no additional Eligible Receivable from such Person or Affiliated Group may be included in the Borrowing Base subsequent to such notice unless the Agent thereafter determines that such Person or Affiliated Group is an Approved Account Debtor. In the event the Agent notifies the Borrower that the Agent has determined that the Allowable Amount with respect to an Approved Account Debtor is to be decreased, no additional Eligible Receivable from such Approved Account Debtor may be included in the Borrowing Base if such inclusion would result in the aggregate amount of Eligible Receivables from such Approved Account Debtor exceeding the Allowable Amount after giving effect to such reduction unless the Agent thereafter determines that the Allowable Amount may be increased.

          "ESTIMATED VALUE" shall mean with respect to any Picture and any Unsold Major Foreign Territory, the estimated value attributable to such Major Foreign Territory, which value shall be calculated by multiplying the percentage set forth below for such Major Foreign Territory times the Final Budget for such Picture:

     Major
     Foreign             Estimated Value
     Territory      (Percentage of the Final Budget)
     ---------      --------------------------------
     Australia                   4%
     Benelux                     3%
     France                      8%
     Germany                    10%
     Italy                       8%
     Japan                      10%
     Korea                       5%
     Scandinavia                 3%
     Spain                       4%
     United Kingdom              9%

The foregoing percentages will be reduced proportionately with respect to all remaining Unsold Major Foreign Territories for any Picture for which actual sales in the listed territories total less than the aggregate estimate for such sold territories based on the foregoing percentages.

          "PAY-PER-VIEW ESTIMATES" shall mean an amount determined pursuant to a formula to be negotiated in final documentation.

          "PERSON" shall mean any natural person, corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

          "PICTURE" shall mean any motion picture, film or video tape produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Borrower (i) is the initial copyright owner or (ii) acquires an equity interest or distribution rights. The term "Picture" shall include, without limitation, the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Debtors, and all rights therein and thereto, of every kind and character.

          "PRINT AND ADVERTISING EXPENDITURES" shall mean the actual out-of-pocket print and advertising expenditures associated with a Picture which the Borrower has undertaken to pay or have paid.

          "PRODUCTION EXPOSURE" for a Picture shall mean the Budgeted Negative Cost of such Picture (net of amounts being cash-flowed by a third party unrelated to the Borrower pursuant to contractual arrangements acceptable to the Agent).

          "SENIOR BANK DEBT" shall mean all of the Obligations of the Borrower under the Facility.

          "STOCKHOLDERS' EQUITY" shall mean the Consolidated capital, surplus and retained earnings of the Borrower and its Subsidiaries, subject to intercompany eliminations and reduced by the outstanding amount of any note received by the Borrower in payment for capital stock, all as determined in accordance with GAAP.

          "UNSOLD MAJOR FOREIGN TERRITORY" shall mean with respect to any Picture, each of the territories listed in the definition of "Estimated Value" as to which no binding Distribution Agreement has been entered into for such Picture by the Borrower .

          "UNSOLD TERRITORY CREDIT" shall mean with respect to any Picture being funded under the Special Production Tranche, the aggregate determined on a territory-by-territory basis for each Unsold Major Foreign Territory, of the lesser of (a) the Borrower's good faith estimate of the minimum guarantee to be obtained with respect to such Unsold Major Foreign Territory and (b) the Estimated Value of such Unsold Major Foreign Territory.

                                                                      Schedule 3

   Country List A                  Country List B
  -----------------                --------------
    Austria                         Brazil
    Australia                       Brunei
    Belgium                         Chile
    Canada                          Greece
    Denmark                         Iceland
    Finland                         Indonesia
    France                          Israel
    Germany                         Liechtenstein
    Hong Kong                       Malaysia
    Ireland                         Mexico
    Italy                           Singapore
    Japan                           South Africa
    Luxembourg                      South Korea
    Netherlands                     Turkey
    New Zealand                     Thailand
    Norway
    Portugal
    Spain
    Sweden
    Switzerland
    Taiwan
    United Kingdom

                                                                      Schedule 4
Allowable Amounts
- -----------------

a.   Major Domestic Account Debtors: No Limit

b. Major Foreign Account Debtors: $2,500,000, except $3,500,000 for Antena 3 and $5,000,000 for Beta Taurus

          Exclusions: None

c. Acceptable Domestic Account Debtors: $500,000, except $1,000,000 for New City Releasing

          Exclusions: None

d.   Acceptable Foreign Account Debtors (Country List A): $500,000

          Exclusions: None

e.   Acceptable Foreign Account Debtors (Country List B): $500,000

          Exclusions: None